Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Numbers 333-148163 and 333-132607 on Form S-8 of NaturalNano, Inc. of our report, dated April 15, 2009, on consolidated financial statements as of and for the periods ended December 31, 2008, appearing in this Annual Report on Form 10-K of NaturalNano, Inc. for the for the year ended December 31, 2008.  Our report dated April 15, 2009 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Freed, Maxick & Battaglia, CPAs, PC

Buffalo, NY
April 15, 2009